UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under § 240.14a-12

LAIRD SUPERFOOD, INC.

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(Name of Registrant as Specified In Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On December 24, 2025, Jason Vieth, the President and Chief Executive Officer of Laird Superfood, Inc. (the "Company"), sent the following email and set of frequently asked questions to the employees of the Company. The frequently asked questions were also sent to the employees of Navitas LLC ("Navitas") for distribution.

Hi team, I hope that after any initial surprise wore off, that you are as excited about our announced acquisition of Navitas Organics and its implications for the future of LSF as I am. I don’t think I have come across another brand as aligned to the mission and values that we live every day, and I am excited for the possibilities for future collaborations across our brands and teams. We’ll continue to release information as it becomes available; for now, we are racing toward finishing and releasing a proxy so that we can share more on our strategic intent and the standalone and combined financials of our companies, so that investors can vote to make it official from their end.

In the meanwhile, we are sharing a few of the Frequently Asked Questions (FAQs) that I’ve received so that everyone can hear more on the rationale and implications. There will obviously be a lot more to share in the weeks and months ahead and we will use emails like this, townhalls and other means to do it.

Merry Christmas, Happy Hannukah and wishing you happiness in these and any other holidays that you celebrate.

JV

Navitas LLC Acquisition FAQs

1.

Why is Laird Superfood acquiring Navitas Organics?
Laird Superfood was built behind a belief in high-performance, quality ingredient foods to fuel active lifestyles. Navitas Organics shares this vision with their premium organic superfoods like cacao, chia, and goji berries. This acquisition would allow us to combine our strengths—Laird's expertise in functional beverages, creamers and whole foods with Navitas' leadership in raw superfood ingredients—to create a more comprehensive portfolio that meets evolving consumer demands for clean, nutrient-dense products.

2.

How does this acquisition align with Laird Superfood's mission?
Our mission at Laird Superfood is to empower people to live healthier, more vibrant lives through powerful and sustainable superfood nutrition. Navitas has been a pioneer in organic superfoods since 2003, emphasizing regenerative farming and ethical sourcing. By bringing Navitas into our family, we would amplify our commitment to environmental stewardship and health-focused innovation, ensuring that we can continue to deliver products that are good for people and the planet.

3.

What synergies exist between the two companies' product lines?
Laird's products, like our mushroom coffees and hydration mixes, focus on functional benefits for performance and wellness. Navitas complements this perfectly with their foundational superfoods that can be integrated into recipes or used as standalone boosts. This synergy is expected to open doors for new product developments, such as enhanced creamers infused with Navitas' organic cacao or adaptogenic blends, expanding our offerings without diluting our focus on quality. We will release more information on synergy potential as we get closer to integration.

4.

How will this impact our market position and growth?
The superfood market is expanding rapidly, with consumers increasingly seeking organic and nutrient-dense options. Acquiring Navitas is expected to strengthen our presence in retail, club and e-commerce, where they have established strong footholds. This would drive revenue growth, increase our market share, and position us as a leading force in the $50+ billion functional food and beverage industry, ultimately creating more value for our shareholders and customers.

5.

What benefits does this bring to our supply chain and operations?
Both companies prioritize sustainable sourcing, and Navitas' established relationships with global organic farmers is expected to enhance our supply chain resilience. Like Laird Superfood, Navitas operates an asset-light supply chain model that leverages third party manufacturers and distributors. By combining our supply chains, we expect that we will achieve economies of scale in procurement, reduce costs, and improve efficiency in distribution. Internally, this means more stable operations and the ability to innovate faster, while externally, it would improve product availability and higher standards for traceability.

6.

How does this acquisition support innovation and R&D?
Innovation is at the heart of what we do at Laird. Navitas brings a wealth of knowledge in superfood trends and formulations, which we would expect to provide fuel for our R&D efforts. Combining Navitas’ expertise in adaptogens like maca with Laird’s knowledge of performance-focused ingredients should let us develop groundbreaking products. We expect this merger to accelerate our innovation pipeline, allowing us to bring exciting new items to market that blend the best of both worlds.

7.

What shared values make this a cultural fit?
From day one, Laird Superfood has been about authenticity, inspired by Laird Hamilton's passion for wellness. The Navitas Organics team echoes this with their dedication to positive impact and community. Our teams are aligned on values like transparency, sustainability, and empowering consumers. This cultural synergy will foster a collaborative environment, making integration smoother and helping us attract top talent who share our ethos.

8.

How will this affect our customers and product availability?
Once the acquisition is completed, customers can expect an even broader selection of high-quality superfood options without compromising on taste or efficacy. We intend to maintain the integrity of Navitas' beloved products while exploring cross-branded opportunities. Distribution is expected to expand, making it easier to find our combined product portfolio in stores and online. Ultimately, this would mean more ways for consumers to incorporate superfoods into their daily routine for better health outcomes.

9.

What financial rationale supports this decision?
This acquisition is expected to be immediately accretive to our earnings and support the long-term financial health of our company. Navitas' strong product sales and loyal customer base would boost our top-line growth, and we expect to gain operational efficiencies to reduce expenses across both businesses. For investors, we expect this to enhance our competitive edge in a high-margin category, driving sustainable profitability and positioning us for future expansions in the dynamic food and beverage sector.

10.

What does the future hold post-acquisition?
We are building a legacy in superfood nutrition. We intend to integrate teams thoughtfully to preserve what makes each brand special, while pursuing bold goals like expanding into new categories and geographies. For our internal team, this would mean growth opportunities; for external stakeholders, it would mean continued innovation and profitable growth. I'm thrilled about the potential and confident this will elevate both Laird Superfood and Navitas Organics to new heights.

Additional Information and Where to Find It

In connection with the Preferred Stock Issuance (defined below), the Company intends to file preliminary and definitive proxy statements and other materials with the Securities and Exchange Commission (the “SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the proposed Navitas Acquisition and the Nexus Investment (as defined below) (collectively, the “Transactions”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The definitive proxy statement and other relevant documents will be sent or given to the Company’s stockholders as of the record date established for voting. Investors and stockholders may also obtain a free copy of the proxy statement (when available) and other documents filed by the Company at its website, www.lairdsuperfood.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of Investor Relations, 5303 Spine Road, Suite 204, Boulder, Colorado 80301.

Participants in the Solicitation

The Company, Nexus Capital Management, LP (“Nexus”) and their respective directors, partners and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Transactions. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 26, 2025. To the extent holdings of shares of common stock by the Company’s directors and executive officers have changed from the amounts of shares of common stock held by such persons as reflected in the Company’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed with the SEC in connection with the proposed Transactions when they become available.

Forward-Looking Statements

Certain statements contained in this disclosure constitute “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Forward-looking statements in this disclosure may include, but are not limited to, statements relating to (i) the proposed Transactions and their expected terms, timing and closing, including receipt of required approvals, satisfaction of other customary closing conditions and expected changes and appointments to the Company’s board of directors, (ii) estimates of future synergies, growth opportunities, savings and efficiencies, (iii) expectations regarding the Company’s ability to effectively integrate assets and properties it may acquire as a result of the proposed acquisition of Navitas (the “Navitas Acquisition”), (iv) expectations of the continued listing of the Company’s common stock on the NYSE American LLC and (v) expectations of future plans, priorities, focus and benefits of the proposed Transactions.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to (i) the ability of the parties to consummate the proposed Transactions in a timely manner or at all, (ii) satisfaction of the conditions precedent to consummation of the private placement of Series A Preferred Stock to Nexus (the “Preferred Stock Issuance” and such transaction with Nexus, the “Nexus Investment”) and the Navitas Acquisition, including the ability to secure required consents and regulatory approvals in a timely manner or at all, and approval by the Company’s stockholders of the Preferred Stock Issuance, (iii) the possibility of litigation (including related to the proposed Transactions) and other risks described in the Company’s SEC filings. The Company does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise, except as required by applicable securities laws. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. More information on potential factors that could affect the Company’s financial results will be included in the preliminary and the definitive proxy statements that the Company intends to file with the SEC in connection with the Company’s solicitation of proxies for the Company’s special meeting of stockholders to be held to approve, among other things, the Preferred Stock Issuance in connection with the proposed Transactions.